Exhibit 99.1

ADAMS RESPIRATORY THERAPEUTICS NAMES JOHN N. LILLY
TO BOARD OF DIRECTORS
CHESTER, N.J. (Oct. 26, 2005) — Adams Respiratory Therapeutics, Inc. (NASDAQ: ARxT), today announced that John N. Lilly has been named a member of its Board of Directors, effective Oct. 26.
Lilly, 52, is president, John Lilly Strategic Insights, LLC and serves as an advisor to international investment banks and private equity firms.
Prior to starting his own consulting firm, Lilly held executive positions with The Pillsbury Company, a global consumer goods company. He joined Pillsbury in 1998 as president, Pillsbury North America and in 2000 was appointed chief executive officer, The Pillsbury Company.
He began his professional career in 1976 at The Procter & Gamble Company, a multi-billion dollar household products company, and held various positions of increasing responsibility culminating with his appointment in 1998 as regional vice president, Europe, Middle East and Africa, based in Frankfurt, Germany. In total, Lilly had responsibility for more than 40 consumer brands in over 20 countries.
“John’s more than 25 years of experience in the consumer products industry combined with his broad-based knowledge of consumer marketing makes him a valuable resource to our company and the Board of Directors,” said Michael J. Valentino, president and chief executive officer, Adams Respiratory Therapeutics.
Steven A. Elms, chairman of the Board of Directors added, “We look forward to working with John and benefiting from his industry experience and knowledge.”
Lilly received his M.B.A. from Harvard Business School and graduated from Emory University in Atlanta with a bachelor’s degree in economics. He currently serves on the National Public Radio Foundation Board of Trustees.
About Adams Respiratory Therapeutics, Inc.
Adams is a specialty pharmaceutical company focused on the late-stage development, commercialization and marketing of over-the-counter and prescription pharmaceuticals for the treatment of respiratory disorders.
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Investor/ Media Contact: Janet M. Barth (908) 879-2428
Source: Adams Respiratory Therapeutics, Inc.